PhotoWorks Inc.
1260 16th Avenue West
Seattle, WA  98119-340
www.photoworks.com

NEWS RELEASE
------------------------------------------------------------------------------
Company Contact:
Gary Christophersen
(206) 281-1546
ir@photoworks.com

                PHOTOWORKS, INC. ANNOUNCES THIRD QUARTER RESULTS
                    -Howard Lee Resigns as President and CEO-


     Seattle, August 9, 2001 -- PhotoWorks, Inc. [Nasdaq NM: FOTO], a leading online, direct mail and retail photo services company today announced financial results for its third quarter and nine months ended June 30, 2001.

     Net revenues for the third quarter were $14,365,000, compared to $19,862,000 for the third quarter of fiscal 2000. Significant decreases in marketing expenditures for fiscal 2001 of approximately $27,000,000, combined with an overall softness in the photofinishing industry contributed to the lower net revenues as compared to the prior year. The Company reported a net loss of $3,046,000, or a loss of $.18 per share, for the third quarter compared to a net loss of $21,902,000, or a loss of $1.33 per share, in the third quarter of fiscal 2000.

     Net revenues for the nine months ended June 30, 2001 were $42,040,000 compared to $59,149,000 for the comparable period of fiscal 2000. The Company reported a net loss of $12,975,000, or a loss of $.78 per share, for the nine months ended June 30, 2001, compared to a net loss of $27,165,000, or a loss of $1.66 per share in the comparable period of fiscal 2000.

     The Company also announced the resignation of Howard Lee as President, CEO and director of PhotoWorks. Gary Christophersen, Chairman, will return as interim CEO to lead the existing management team. At this time, the Company has no plans to conduct a search for a new CEO.

Company Continues to Anticipate Fourth (July-September) Quarter Profitability

     "As we anticipated, net revenues decreased for the quarter, but we have accomplished short-term goals such as expense reductions and prudent marketing spends that we believe will help us achieve our projection of profitability this July-September quarter," said Gary Christophersen, Chairman and interim CEO of PhotoWorks. "I anticipate that we will generate positive operating cash flow and net income in our fourth quarter of fiscal 2001, which is typically the strongest quarter, due primarily to the seasonality of the photofinishing business. Under current operating plans for fiscal 2002, we expect to generate positive operating cash flow for fiscal year 2002, but profitability will vary by quarters due to seasonality and other factors such as marketing spends and market conditions."

     On July 13, 2001, the Company announced that it received a Nasdaq Staff Determination indicating that the Company failed to comply with the net tangible assets requirement for continued listing under Marketplace Rule 4450(a)(3), and that its securities are, therefore, subject to delisting from The Nasdaq National Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff's Determination. The Company is reviewing its options to meet all Nasdaq listing qualifications but believes there is a strong possibility that it will be delisted from the Nasdaq. If delisting occurs, management believes its stock is eligible to trade on the OTC Bulletin Board.


     Without admitting wrongdoing or liability, the Company previously announced that it had reached an out-of-court settlement regarding a nationwide class action lawsuit related to the Company's processing and film offers. The settlement agreement was approved by the Court on July 16, 2001. The Company accrued a non-cash expense of $675,000 in the third quarter of fiscal 2001 related to the future distribution of film to class members pursuant to terms of the final settlement.

Conference Call

     An investor conference call has been scheduled for today, Thursday, August 9, 2001 at 8:00 a.m. Pacific Daylight Time to discuss the third quarter results. The conference call will be broadcast live over the Internet. To listen to the call over the Internet, go to PhotoWorks' Web site at www.photoworks.com. If you cannot listen to the conference call live, a replay will be available on PhotoWorks' Web site for 90 days. If you do not have Internet access, a replay of the call will be available from August 9, 2001 at 10:00 a.m. Pacific Daylight Time to August 16, 2001 at 10:00 a.m. Pacific Daylight Time by dialing 1-800-633-8284 and entering access code 19431921.

                                    --more--

About PhotoWorks(R)

     PhotoWorks is a leading photo services company dedicated to providing its customers with innovative ways to enjoy and use their photos. The PhotoWorks service provides both traditional and digital camera owners with the easiest way to archive and organize photos online, share them with friends and family, and order reprints, photo albums and other gifts.

     PhotoWorks draws upon a unique dual heritage as a top-rated photofinisher with over twenty years of experience along with a tradition of innovation and leadership in digital and online photo services. PhotoWorks was the first to offer free scanning, online archiving and e-mail sharing services to both traditional and digital camera users and hosts the largest consumer online photo archive.

     Based in Seattle, PhotoWorks, Inc. [Nasdaq NM: FOTO] was founded in 1978. The Company generated $65 million in net revenues for the 12 months ended June 30, 2001. More information is available at www.photoworks.com or by calling 1.800.746.8696.

Safe Harbor  Statement  under the Private  Securities  Litigation  Reform Act of
1995:

     Statements in this news release concerning fourth quarter profitability and positive operating cash flow, current projections and assumptions for fiscal 2002, ability to meet Nasdaq listing qualifications, ability to trade on OTC Bulletin Board, leadership in online digital imaging and photo-sharing, seasonality, growth of archive as an indicator of future business activities, marketing initiatives, product launches, future products, services and opportunities in online digital imaging and photo sharing, and any other statement which may be construed as a prediction of future capabilities, performance or events are forward-looking statements, the occurrence of which are subject to a number of known and unknown risks and uncertainties which might cause actual performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include the ability to generate cash to fund operations; system performance problems due to technical difficulties, system malfunctions, Internet interruptions or other factors; pricing and other activities by competitors, execution of marketing programs; and other risks including those described in the Company's Annual Report on Form 10-K and those described from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications. Any forward looking-statements in this news release reflect the Company's expectations at the time of this release only, and the Company disclaims any responsibility to revise or update any such forward-looking statements except as may be required by law.






                            -Financial Tables Follow-

                                PHOTOWORKS, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                 (in thousands, except per share and share data)

                                                      Third Quarter Ended                           Nine Months Ended
                                               -----------------------------------       ------------------------------------
                                                June 30, 2001     June 24, 2000             June 30, 2001      June 24, 2000
     Net revenues                                   $ 14,365           $19,862               $ 42,040            $ 59,149
     Cost of goods and services                       10,926            15,543                 34,171              42,501
                                                      ------           -------                 ------              ------
      Gross profit                                     3,439             4,319                  7,869              16,648

     Operating Expenses:
      Marketing expenses                               2,570            23,606                 10,335              37,429
      Research and development                           895               779                  3,420               1,862
      General and administrative                       2,165             1,976                  6,102               5,007
      Lawsuit settlement                                 759                 -                  1,094                   -
                                                     -------           --------               -------              ------
        Total operating expenses                       6,389            26,361                 20,951              44,298
                                                     -------           --------               -------              ------

     Loss from operations                             (2,950)          (22,042)               (13,082)            (27,650)

     Other income (expense), net                        (96)               323                    107                 913
                                                     -------           --------               --------             ------

     Loss before income taxes                         (3,046)          (21,719)               (12,975)            (26,737)
     Income tax expense                                   -               (183)                     -                (428)
                                                     ------            -------                 ------            --------
     Net loss                                         (3,046)          (21,902)               (12,975)            (27,165)
     Preferred stock accretion                            -             (1,511)                     -              (2,546)
                                                     ------           --------                 ------            --------
     Net loss applicable to common
       shareholders                                  $(3,046)         $(23,413)              $(12,975)           $(29,711)
                                                      ======           =======                =======             =======

     Net loss per share                              $  (.18)         $  (1.33)              $   (.78)           $  (1.66)
                                                      ======           =======                =======             =======
     Net loss per common share                       $  (.18)         $  (1.43)              $   (.78)           $  (1.81)
                                                      ======           =======                =======             =======

     Weighted average number of
       shares outstanding                         16,612,000        16,415,000             16,547,000          16,370,000
                                                  ==========        ==========             ==========          ==========



                                PHOTOWORKS, INC.
                    SELECTED CONSOLIDATED BALANCE SHEET DATA

                                                                                              (Audited)
                                                          June 30, 2001                  September 30, 2000
                                                          -------------                  ------------------
         Cash and Investments                              $  1,605,000                       $  2,651,000
          Inventories                                         2,350,000                          5,562,000
          Prepaid expenses                                      285,000                          2,759,000
         Current Assets                                       5,266,000                         12,272,000
         Total Assets                                      $ 13,558,000                        $24,662,000
                                                             ==========                         ==========

         Current Liabilities                               $ 10,765,000                        $10,135,000
         Total Liabilities                                   13,406,000                         11,658,000
         Total Shareholders' Equity                             152,000                         13,004,000
         Total Liabilities and Shareholders' Equity        $ 13,558,000                        $24,662,000
                                                             ==========                         ==========



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